Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 157 to the Registration Statement of Deutsche DWS Portfolio Trust (Form N-1A, No. 002-13627) of our report dated March 25, 2020 on the financial statements and financial highlights of DWS Total Return Bond Fund (one of the Funds constituting Deutsche DWS Portfolio Trust) included in the Fund’s Annual Report for the fiscal year ended January 31, 2020.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

April 23, 2020